EXHIBIT J
Systems that Settled PFAS-Related Claims Against 3M
The list of Public Water Systems that have settled their PFAS-related Claims against 3M

1.City of Bemidji (Minnesota)
2.City of Guin Water and Sewer Board (Alabama)
3.City of Lake Elmo (Minnesota)
4.City of Rome (Georgia) (Final Agreement in Process)
5.Cooper Township (Michigan)
6.Gadsden Water Works & Sewer Board (Alabama)
7.Plainfield Charter Township (Michigan)
8.West Morgan-East Lawrence Water and Sewer Authority (Alabama)